News Release

First Subjects Dosed in Phase 1 Clinical Study of NKTR-171, A New Peripherally-Restricted Sodium Channel Blocker to Treat Neuropathic Pain

San Francisco, Calif, January 14, 2014 – Nektar Therapeutics (Nasdaq: NKTR) today announced that the first subjects were dosed in a Phase 1 clinical study for NKTR-171, a new sodium channel blocker being developed as an oral therapy for the treatment of peripheral neuropathic pain.  The single-ascending dose Phase 1 clinical study of NKTR-171 will assess its pharmacokinetics, tolerability, and safety in up to 50 healthy subjects. NKTR-171 is a new molecular entity that is specifically designed to treat neuropathic pain by blocking hyperactive neuronal sodium channels associated with damaged nerves in the peripheral nervous system.

Chronic neuropathic pain arises from nerves injured or damaged by systemic disease, infection, toxins, or physical trauma that are in a continuous state of hyper-excitability, often due to aberrant sodium channel firing. This hyper-excitability results in transmission of abnormal pain signals from the periphery to the central nervous system (CNS).1 Existing therapies that block sodium channels have been shown to provide effective pain relief but are typically associated with significant unwanted CNS side effects, including dizziness, ataxia and somnolence. NKTR-171 is designed to be a peripherally-restricted molecule which selectively blocks hyper-excitable sodium channels without causing the CNS side effects that limit usage of existing therapies.

“Neuropathic pain is estimated to affect more than 20 million people in the US alone and is characterized by symptoms of burning pain and painful hypersensitivity,” said Robert Medve, MD, Nektar’s Chief Medical Officer. “While conventional sodium channel blockers have demonstrated efficacy in addressing peripheral nerve pain, the CNS-mediated side effects associated with these medicines make the treatment intolerable for many patients. A peripherally-restricted sodium channel blocker with good efficacy and low CNS side effects would be an important advance in the treatment of patients with debilitating neuropathic pain.”

About NKTR-171

In preclinical studies, NKTR-171 demonstrated an improved efficacy and CNS side effect profile when compared to pregabalin (Lyrica®), the most highly prescribed therapy in the treatment of neuropathic pain. 2,3 NKTR-171 also exhibited significantly reduced CNS penetration versus currently-approved sodium channel blockers.2 NKTR-171 did not significantly impair motor coordination at doses demonstrating analgesia, suggesting that the therapeutic index, or the ability to provide analgesia at doses that do not cause significant CNS side effects, may be greater for NKTR-171 than for currently available therapies.2,3 In pre-clinical in vitro data, NKTR-171 was shown to produce frequency-dependent blockade of inactivated sodium channels, meaning NKTR-171 preferentially blocks the abnormal, rapidly-firing neurons associated with neuropathic pain and spares normal nerve function in unaffected tissues.2,3

About Neuropathic Pain

Neuropathic pain, also known as nerve pain or peripheral neuropathy, is the result of nerve damage and can be caused by such diverse conditions as diabetes, shingles, cancer, HIV, multiple sclerosis and fibromyalgia, as well as injury or trauma to the nerves.  According to the Neuropathy Association, an estimated 1 in 15 Americans suffer from peripheral neuropathy4.  Its prevalence is particularly high among diabetes patients and incidence increases with age4.  Though neuropathic pain is a very common condition, the symptoms of it can be highly variable, including numbness, tingling, and pricking sensations, sensitivity to touch, or burning sensations, making diagnosis difficult.  If left untreated, peripheral neuropathy can lead to permanent nerve damage5 and significant disability.

Today, medicines that act by blocking sodium or calcium channels such as the gabapentinoids and anti-epileptic medications, are used in the treatment of neuropathic pain but are known to cause significant CNS-related side effects, such as sedation and dizziness.  The sodium channel blocker lidocaine is known to be effective in addressing peripheral nerve pain, however it is not selective and blocks both normal and abnormal nerve conduction. The lack of an oral form further limits its utility5.  In spite of the shortcomings of medications currently prescribed for neuropathic pain, total U.S. sales in 2011 were $2.5 billion6.

About Nektar

Nektar Therapeutics (NASDAQ: NKTR) is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for naloxegol (NKTR-118), an investigational drug candidate, which has been filed in the U.S., Europe and Canada as a once-daily, oral tablet for the treatment of opioid-induced constipation. This agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of fixed doses of naloxegol and opioids. NKTR-181, a novel mu-opioid analgesic candidate for chronic pain conditions, has completed Phase 2 development in osteoarthritis patients with chronic knee pain. NKTR-192, a novel mu-opioid analgesic in development to treat acute pain is in Phase 1 clinical development. In oncology, etirinotecan pegol (NKTR-102) is being evaluated in a Phase 3 clinical study (the BEACON study) for the treatment of metastatic breast cancer and is also in Phase 2 studies for the treatment of ovarian, colorectal, lung and brain cancers. In anti-infectives, Amikacin Inhale is in Phase 3 studies being conducted by Bayer Healthcare to treat patients with Gram-negative pneumonia. Additional development-stage products that leverage Nektar's proprietary technology platform include Baxter's BAX 855, a longer-acting PEGylated rFVIII therapy, which is in Phase 3 clinical development.

Nektar's technology has enabled eight approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "could," "potential," "may" and similar references to future periods. Examples of forward-looking statements include our current views as to the potential of NKTR-171 to be new treatment of peripheral neuropathic pain; the potential of NKTR-171 to exhibit reduced CNS-related side effects that are associated with existing sodium channel blocker therapies; the value of our pegylation and polymer conjugate technology platform; and the potential of certain of our other drug candidates and those of our collaboration partners. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, observations and assumptions regarding the potential of our business, drug candidates, and our technology. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) the statements regarding the therapeutic potential of NKTR-171 are based on preclinical data only and data from clinical studies may not confirm these potential therapeutic benefits; (ii) NKTR-171 is in early stage clinical development and could fail at any time due to numerous unpredictable and significant risks related to safety, efficacy and other important findings that can negatively impact clinical development; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of Nektar's technology platform to potential new drug candidates such as NKTR-171 is therefore very uncertain and unpredictable and could unexpectedly fail at any time; (iv) patents may not issue from our patent applications for NKTR-171 or additional intellectual property licenses from third parties may be required; and (v) the outcome of any potential intellectual property or other litigation related to our proprietary drug candidates. Other important risks and uncertainties are detailed in our filings with the Securities and Exchange Commission ("SEC"), including without limitation, those risks and uncertainties set forth in our Form 10-Q filed with the SEC on November 7, 2013. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:

Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585

Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:

Brianne Cannon	415-512-0770

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1) Devor et. al., The Journal of Pain, Vol 7, No 1S (January), Supplement 1, 2006: pp S3-S12

2) Gursahani et. al., 2013 American Pain Society 32nd Annual Meeting

3) Gursahani et. al., 2013 Fourth International Congress on Neuropathic Pain

4) Neuropathy Association; Facts (http://www.neuropathy.org/site/PageServer?pagename=About_Facts)

5) NINDS Peripheral Neuropathy Fact Sheet (http://www.ninds.nih.gov/disorders/peripheralneuropathy/detail_peripheralneuropathy.htm)

6) IMS Health 2011